Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF JUNE 6, 2022

To Indenture Regarding Senior Securities, dated as of May 24, 1996, as amended by First

Supplement Indenture, dated May 4, 2009

by and between

TRUIST FINANCIAL CORPORATION

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of June 6, 2022, (the “Second Supplemental Indenture”), is made and entered into by and between Truist Financial Corporation, a North Carolina corporation formerly known as BB&T Corporation and Southern National Corporation (“TFC”), and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association, a national banking association and successor to the corporate trust business of State Street Bank and Trust Company), as trustee (the “Trustee”) under the Indenture Regarding Senior Securities, dated as of May 24, 1996, as amended by the First Supplement Indenture, dated May 4, 2009, by and between TFC and the Trustee (the “Indenture”).

Recitals

WHEREAS, TFC and the Trustee are parties to the Indenture which provides, pursuant to Section 2.01 and subject to compliance with other terms of the Indenture, for the issuance of an unlimited amount of Securities;

WHEREAS, TFC desires to issue and sell, from time to time, medium-term notes pursuant to the Indenture (the “Medium-Term Notes”), which Medium-Term Notes shall represent one or more series of Securities under the Indenture (such series being referred to herein as the “Medium-Term Notes Series”);

WHEREAS, TFC desires to make certain modifications to the Indenture in accordance with the terms of the Indenture, among other reasons, in order to facilitate the issuance of the Medium-Term Notes;

WHEREAS, Section 8.01 of the Indenture provides, among other things, that TFC and the Trustee may amend the Indenture without the consent of the holders of any Securities to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture that shall not adversely affect the interests of the holders of Outstanding Securities of any series or any related coupons;

WHEREAS, TFC desires to change or eliminate certain provisions of the Indenture with respect to all series of Securities, including without limitation the Medium-Term Notes Series, issued on or after the date hereof as further described herein;

WHEREAS, any change to or elimination of any provision of the Indenture pursuant to this Second Supplemental Indenture shall not apply to any Security Outstanding prior to the execution of this Second Supplemental Indenture, and each Security Outstanding prior to the execution of this Second Supplemental Indenture shall continue to be entitled to the benefit of the provisions under the Indenture existing prior to the execution of this Second Supplemental Indenture;

WHEREAS, each of TFC’s Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, any Senior Executive Vice President, Executive Vice President and any other person designated by any of them in writing (each, an “Authorized Officer”) is duly authorized, acting singly, to act in the name of and on behalf of TFC with respect to this Second Supplemental Indenture;

WHEREAS, an Authorized Officer so acting has determined that the actions and other matters set forth in this Second Supplemental Indenture do not adversely affect the interests of the holders of Outstanding Securities, has approved the actions and other matters set forth in this Second Supplemental Indenture, and has duly executed and delivered this Second Supplemental Indenture; and

WHEREAS, TFC and the Trustee are executing and delivering this Second Supplemental Indenture in order to effectuate the foregoing modifications and provisions.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is mutually agreed, for the benefit of each other and for the equal and ratable benefit of all holders of Securities affected or to be affected hereby:

Ratification

This Second Supplemental Indenture constitutes an integral part of, is supplemental to, and is entered into in accordance with Sections 2.01 and 8.01 of the Indenture and, except as modified, amended and supplemented by this Second Supplemental Indenture, the provisions of the Indenture are ratified and confirmed in all respects and shall remain in full force and effect. The Indenture, as amended by this Second Supplemental Indenture, is in all respects acknowledged, ratified and confirmed. All provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of the Indenture, and the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Amendments to Indenture

1. Amendments to Section 1.01. Section 1.01 (definitions) of the Indenture is hereby amended by inserting the following new defined term immediately following the definition of “coupon”:

““Covenant Breach” means, with respect to the Securities of any series, (1) default in the payment of any sinking fund installment or analogous obligations as and when the same shall become due and payable by the terms of the Securities of that series, (2) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Securities of such series or in this Indenture (other than a covenant or agreement a default in the performance of which or the breach of which constitutes an Event of Default pursuant to Section 4.01 of this Indenture), and continuance of such failure for a period of 90 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Securities of such series at the time Outstanding, and (3) any other Covenant Breach provided pursuant to Section 2.01 with respect to the Securities of such series. For the avoidance of doubt, a Covenant Breach shall not be an Event of Default with respect to any Security, except to the extent otherwise specified as contemplated by Section 2.01 with respect to such Security. Solely for purposes of this definition, Securities issued on or after June 6, 2022 shall be deemed not to be in the same series as the Securities issued prior to June 6, 2022 unless those Securities bear the same CUSIP number and/or ISIN as any Securities issued under the Indenture the initial issuance of which occurred prior to June 6, 2022.”

Except as provided in this Section 1 of the Second Supplemental Indenture, all other definitions set forth in Section 1.01 of the Indenture shall remain in full force and effect and are not affected by this Second Supplemental Indenture.

2. Amendments to Section 2.01(12). Section 2.01(12) of the Indenture of is hereby amended by deleting such Section 2.01(12) in its entirety and replacing it with the following:

“(12) any addition to, elimination of or other change in the Events of Default or covenants, or to the definition of “Covenant Breach” set forth in Section 1.01, in each case with respect to the Securities of such series, including making Events of Default, Covenant Breaches or covenants inapplicable or changing the remedies available to holders of the Securities of such series upon an Event of Default or a Covenant Breach;”

3. Amendments to Section 3.03(a)(3). Section 3.03(a)(3) of the Indenture is hereby amended by deleting the phrase “an Event of Default” and replacing it with the phrase “any such default.”

4. Amendments to Section 3.05. Section 3.05 of the Indenture is hereby amended by deleting the phrase “under Section 4.01” and replacing it with the phrase “or Covenant Breach.”

5. Amendments to Section 4.01. Section 4.01 of the Indenture is hereby amended by deleting such Section 4.01 in its entirety and replacing it with the following:

““Event of Default”, when used with respect to Securities of any series, means each of the following events unless it is either inapplicable to a particular series or is specifically deleted or modified in the supplemental indenture or resolution of the Board of Directors under which such series of Securities is issued or in the form of Security for such series:

(a) default in the payment of any installment of interest upon any of the Securities of that series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of or any premium on any of the Securities of that series as and when the same shall become due and payable at their Stated Maturity, upon redemption, by declaration or otherwise, and continuance of such default for a period of 30 days;

(c) a court or governmental authority having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for all or substantially all of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(d) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or for all or substantially all of its property, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing; or

(e) any other Event of Default provided with respect to such Securities as contemplated by Section 2.01.

If an Event of Default with respect to the Securities of any series at the time Outstanding occurs and is continuing, then and in each such case, unless the principal of all the Securities of such series already shall have become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Securities of such series then Outstanding, by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the principal amount of all the Securities of that series to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. Unless otherwise specified as contemplated by Section 2.01 with respect to the Securities of such series, there shall be no rights of acceleration other than as described in the preceding sentence. In addition, for the avoidance of doubt, unless otherwise specified as contemplated by Section 2.01 with respect to the Securities of a series, neither the Trustee nor any holders of such Securities shall have the right to accelerate the payment of such Securities, nor shall the payment of any Securities be otherwise accelerated, as a result of a Covenant Breach. Further, for avoidance of doubt, if an Event of Default as described in Section 4.01(e) is specified for a series of Securities, there will be no right to accelerate payment of such Securities on the terms described in the preceding paragraph unless such acceleration rights are granted specifically for such Securities as contemplated by Section 2.01. This provision, however, is subject to the condition that, at any time after such a declaration of acceleration, and before any judgment or decree for the payment of the money due shall have been obtained or entered as hereinafter provided, the holders of a majority in aggregate principal amount of the Securities of such series then Outstanding, by written notice to the Company and to the Trustee, may waive all defaults and rescind and annul such declaration and its consequences, if:

(1) the Company shall pay or shall deposit with the Trustee a sum sufficient to pay:

(A) all matured installments of interest on all the Securities of that series and the principal of and any premium on any and all Securities of that series that shall have become due otherwise than by acceleration (with interest on overdue installments of interest (to the extent that payment of such interest is enforceable under applicable law) and on such principal and premium at the rate borne by the Securities of that series, to the date of such payment or deposit); and

(B) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) any and all Events of Default and Covenant Breaches with respect to Securities of that series under this Indenture, other than the nonpayment of principal of and any premium and accrued interest on Securities that shall have become due by acceleration, shall have been cured or waived as provided in Section 4.07.

No such waiver or rescission and annulment shall affect any subsequent Event of Default or Covenant Breach or impair any right consequent thereon.

In case the Trustee or any Securityholder shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee or any Securityholder, then and in every such case the Company, the Trustee and such Securityholders, subject to any determination in such proceeding, shall be restored respectively to their several positions and rights under this Indenture, and all rights, remedies and powers of the Company, the Trustee and such Securityholders shall continue as though no such proceeding had been taken.”

6. Amendments to Section 4.02(a). Clause (ii) of the first sentence of Section 4.02(a) of the Indenture is hereby amended by inserting “and such default shall have continued for a period of 30 days,” before “then, upon demand of the Trustee.”

7. Amendments to Section 4.04. Section 4.04 of the Indenture is hereby amended by deleting the word “default” in the first sentence of the first paragraph and replacing it with the phrase “Event of Default or Covenant Breach.”

8. Amendments to Section 4.05. The first sentence of Section 4.05 of the Indenture is hereby amended by inserting “or Covenant Breach” after the phrase “Event of Default.”

9. Amendments to Section 4.06. Section 4.06 of the Indenture is hereby amended by deleting each word “default” and replacing it with the phrase “Event of Default or Covenant Breach.”

10. Amendments to Section 4.07(b). Section 4.07(b) of the Indenture is hereby amended by inserting the phrase “or Covenant Breach” after each occurrence of the phrase “Event of Default.”

11. Amendments to Section 4.08. Section 4.08 of the Indenture is hereby amended by deleting such Section 4.08 in its entirety and replacing it with the following:

“If a default occurs hereunder with respect to the Securities of any series, the Trustee shall give the holders of such series notice of such default as and to the extent provided in the Trust Indenture Act; provided, however, that in the case of any default of the character specified in Clause (2) under the definition of “Covenant Breach” in Section 1.01 with respect to the Securities of such series, no such notice to the holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term “default” means any event which is, or after notice or the lapse of time or both would become, an Event of Default or a Covenant Breach with respect to the Securities of such series.”

12. Amendments to Section 5.01. Section 5.01 of the Indenture is hereby amended by inserting the phrase “or Covenant Breach” after each occurrence of the phrase “Event of Default.”

13. Amendments to Section 8.01(b). Section 8.01(b) of the Indenture is hereby amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default.”

14. Amendments to Section 9.01. (i) The first paragraph of Section 9.01 of the Indenture is hereby amended by deleting the words up to and including the colon in their entirety and replacing them with the following: “The Company shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, other than a sale or conveyance or transfer of all or substantially all of its assets to one or more Subsidiaries, unless:”. (ii) Section 9.01(2) of the Indenture is hereby amended by inserting “or Covenant Breach” after each occurrence of the phrase “Event of Default.”

15. Amendments to Section 13.05(a)(2). Section 13.05(a)(2) of the Indenture is hereby amended by inserting the phrase “or Covenant Breach” after each occurrence of the phrase “Event of Default.”

General

1. Definitions. All capitalized terms used in this Second Supplemental Indenture that are defined in the Indenture have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this Second Supplemental Indenture or the context clearly requires otherwise.

2. Trustee Makes No Representations. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of TFC and not of the Trustee.

3. Effectiveness. This Second Supplemental Indenture is effective as of June 6, 2022.

4. Provisions Binding on Successors. All the covenants, stipulations, promises and agreements contained in this Second Supplemental Indenture by TFC shall bind its successors and assigns whether so expressed or not.

5. GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE AND EACH SECURITY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Trust Indenture Act to Control. If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision hereof or with the Indenture which is required to be included in this Second Supplemental Indenture or in the Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

7. Effect of Headings. The titles and headings of the articles and sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions of this Second Supplemental Indenture.

8. Execution in Counterparts. This Second Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Second Supplemental Indenture or in any other certificate, agreement or document related to this Second Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

TRUIST FINANCIAL CORPORATION

By:	/s/ Fadie Itayem
Name:	Fadie Itayem
Title:	Executive Vice President and Treasurer

Attest:

By:	/s/ Ellen M. Fitzsimmons
Name:	Ellen M. Fitzsimmons
Title:	Senior Executive Vice President, Chief Legal Officer and Head of Public Affairs, and Corporate Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michelle Lee
Name:	Michelle Lee
Title:	Vice President

Attest:

By:	/s/ Beverly Freeney
Name:	Beverly Freeney
Title:	Vice President

[Signature Page to Second Supplemental Indenture]